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EXHIBIT 2.2


                              GENIUS PRODUCTS, INC.
                           RESALE AND VOTING AGREEMENT


         THIS RESALE AND VOTING AGREEMENT (this "Agreement") is made as of March 21, 2005 by and among GENIUS PRODUCTS, INC., a Delaware corporation (the "Company"), and the Investor (as defined below).

                                    RECITALS

         A. The Company is issuing to American Vantage Companies, a Nevada corporation ("AVC"), on the date hereof (i) 7,000,000 shares of Company Common Stock (the "Initial Shares") and (ii) warrants to purchase in the aggregate 1,400,000 shares of Company Common Stock (the "Warrants"), in connection with that certain Agreement and Plan of Merger, dated March 21, 2005 (the "Merger Agreement"), to which each of the Company and AVC are parties.

         B. The obligations of the Company and AVC to consummate the transactions contemplated by the Merger Agreement are conditioned, among other things, upon the execution and delivery of this Agreement by each of them.

         NOW, THEREFORE, in consideration of the mutual premises and covenants set forth herein, the parties hereto agree as follows:

         1. DEFINITIONS. Capitalized terms used and not otherwise defined herein that are defined in the Merger Agreement shall have the meanings given such terms in the Merger Agreement. In addition, for purposes of this Agreement:

         "Affiliate" has the meaning specified in Rule 13e-3 promulgated under the Securities Exchange Act of 1934, as amended.

         "Company" has the meaning shown above.

         "Company Common Stock" means the Company's common stock, par value $0.0001 per share.

         "Expiration Date" means, with respect to any Investor, the earlier of
(i) the date on which such Investor ceases to constructively or beneficially own less than 5% of the issued and outstanding shares of Company Common Stock or
(ii) March 21, 2010.

         "Investor Shares" means (a) the Initial Shares issued to AVC on the date hereof, (b) any shares of Company Common Stock issued upon exercise of any of the Warrants (the "Warrant Shares") and (c) any securities distributed in respect of the Initial Shares or the Warrant Shares prior to the Expiration Date by reason of a stock dividend, split-up, recapitalization, reclassification, combination, merger, exchange of shares or otherwise.

         "Investor" means AVC and its Affiliates.


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         "QIB" means a qualified institutional buyer, as such term is defined
Rule 144A under the Securities Act of 1933, as amended, but who are not required to file as an investment adviser under the Investment Advisers Act of 1940 pursuant to SEC Release No. IA-2333.

         "Transfer Restrictions" has the meaning specified in Section 2.2.

         2. RESALE AGREEMENT.

                  2.1 AGREEMENT. The Investor agrees that, except in compliance with the Transfer Restrictions or with the prior written consent of the Company, from the date hereof through the Expiration Date, Investor will not (a) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any of the Investor Shares or Warrants, or any securities convertible into or exercisable or exchangeable for any of the Investor Shares or Warrants, or (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Investor Shares or Warrants, whether any such transaction described in clause (a) or (b) above (in each case, a "SALE") is to be settled by delivery of any Investor Shares or Warrants, other securities, in cash or otherwise.

                  2.2 TRANSFER RESTRICTIONS. For purposes of this Section 2, the "Transfer Restrictions" are as follows:

                           (a) Sales in open market transactions, including
sales pursuant to an effective registration statement or Rule 144, may only be made (i) at a price per share that is no less than 85% of the volume weighted-average closing price per share of the Company Common Stock on its primary trading market or exchange during the ten (10) trading days prior to the date that the Investor agrees to make such sale; and (ii) in such volume that, when combined with all other sales of Investor Shares during the immediately preceding ten (10) trading days, is no more than 15% of the aggregate volume of trading in Company Common Stock on all exchanges during the ten (10) trading days immediately preceding the date of such sale.

                           (b) Private Sales to a QIB may only be made (i) to
those entities listed on SCHEDULE A to this Agreement (which has been provided to the Company at least one day prior to the date hereof); (ii) at a price per share (in the case of Warrants that are detached from Investor Shares at a price which when combined with the Warrant exercise price) that is no less than 85% of the volume weighted-average closing price per share of the Company Common Stock on its primary trading market or exchange during the ten (10) trading days prior to the date that the Investor agrees to make such sale; and (iii) in such volume (in the case of the Warrants such volume shall include the shares then issuable upon exercise of the Warrants) which, when combined with all other sales of Investor Shares or Warrants by the Investor to such QIB or its Affiliates, does not exceed 3,100,000 shares. The Company agrees that (x) except as may otherwise be required by law or judicial process, it will hold SCHEDULE A and its contents in strict confidence and will not divulge the names of the entities listed on SCHEDULE A to any other party, except for its CEO and CFO, directors, and such employees, investment bankers and attorneys with a need to know the contents of SCHEDULE A, and (y) until the one-year anniversary of the date hereof, it will not contact any party set forth on SCHEDULE A for any debt or equity financing


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without the prior approval of Jefferies & Company, Inc., unless at the time of such contact (1) such party is a stockholder of the Company and such contact relates to a debt or equity financing being offered to all stockholders of the Company (E.G., a rights offering) or (2) the Investor then holds less than 10% of the Initial Shares.

                           (c) Private Sales to a non-QIB purchaser may only be
made (i) at a price per share (in the case of Warrants that are detached from Investor Shares at a price which when combined with the Warrant exercise price) that is no less than 85% of the volume weighted-average closing price per share of the Company Common Stock on its primary trading market or exchange during the ten (10) trading days prior to the date that the Investor agrees to make such sale; and (ii) in such volume (in the case of the Warrants such volume shall include the shares then issuable upon exercise of the Warrants) which, when combined with all other sales of Investor Shares or Warrants by the Investor to such purchaser or its Affiliates, does not exceed (A) 1,000,000 shares or (B) such amount which, combined with all other holdings of Company Common Stock by such purchaser or its Affiliates, does not exceed 3.0% of the then issued and outstanding shares of Company Common Stock. The Investor will be permitted to rely on a written representation by the purchaser of its holdings of Company Common Stock and that of its Affiliates in complying with the foregoing restriction.

                           (d) Sales (i) may only be made, directly or
indirectly, in accordance with applicable federal and state securities laws or exemptions to such laws, and (ii) will not cause the Company to violate any federal or state securities laws with respect to the original issuance of Investor Shares or Warrants to the Investor. The Investor agrees to indemnify and hold harmless the Company, together with its officers, directors, employees and agents, from and against any and all losses, claims, actions, damages, liabilities and expenses arising out of or resulting from any Sales in violation of this Section 2.2(d).

                           (e) Upon a Sale made in accordance with the Transfer
Restrictions, each of the Investor Shares and Warrants subject to such Sale and the purchaser/transferee of such Investor Shares and Warrants shall no longer be subject to this Agreement.

                  2.3 EXCEPTIONS. The Transfer Restrictions in Section 2.2 shall not apply to Sales to an Affiliate of the Investor if such Affiliate shall have executed a written agreement, substantially in the form of this Agreement, pursuant to which such Affiliate becomes a party to this Agreement and agrees to be bound by all the provisions hereof as if such Affiliate were the Investor.

                  2.4 ESCROWED SHARES AND PLEDGED SHARES. For so long as any of the Escrowed Shares or Pledged Shares are being held pursuant to the Escrow Agreement or Assumption Agreement, as applicable, the Investor agrees not to (a) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any of such Escrowed Shares or Pledged Shares or any securities convertible into or exercisable or exchangeable for any of them, or (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of such Escrowed Shares or Pledged Shares, whether any such transaction described in clause (a) or (b) above is to be settled by delivery of any shares of Company Common Stock, other securities, in cash or otherwise.


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                  2.5 COOPERATION OF THE COMPANY IN CONNECTION WITH ALL SALES.
The Company shall reasonably cooperate with Investor in the transfer (each, a "Transfer") of all Investor Shares and Warrants subject to Sales made in accordance with the Transfer Restrictions. Such cooperation shall include, but not be limited to, (a) instructing the transfer agent for the Company Common Stock to recognize each Transfer and (b) either (i) instructing the Company's counsel to issue appropriate opinions to the transfer agent for the Company Common Stock with respect to each Transfer that is permitted under applicable law (with the actual fees and expenses of such counsel reimbursed by the Investor) or (ii) instructing the transfer agent for the Company Common Stock to recognize and accept reasonable opinions of counsel to Investor with respect to each Transfer.

         3. VOTING AGREEMENT. Until the Expiration Date, Investor shall, at any meeting of the holders of Company Common Stock, however such meeting is called and regardless of whether such meeting is a special or annual meeting of stockholders of the Company, or at any adjournment thereof, or in connection with any written consent of stockholders of the Company, vote, or cause to be voted, the Investor Shares in the same proportion that the Company's other stockholders vote, abstain from voting (including "broker non-votes") or fail to vote their shares of Company Common Stock with respect to any proposal or action submitted to the Company's stockholders for a vote or consent, so that, as a result, (i) the percentage of Investor Shares that are voted in favor of such proposal will equal the percentage of outstanding shares of Company Common Stock held by all other Company stockholders voted in favor of such proposal and (ii) the percentage of the Investor Shares that are voted against such proposal or abstained from voting on such proposal will equal the percentage of outstanding shares of Company Common Stock held by all other Company stockholders voted against such proposal or abstained from voting on such proposal. Should the provisions of this Section 3 be construed to constitute the granting of proxies, such proxies shall be deemed coupled with an interest and are irrevocable for the term of this Agreement. The provisions of this Section 3 shall not apply to any tender offer involving Company Common Stock, proposal involving the merger of the Company with any other entity, or any proposal in which AVC or any other Investor shall have a direct interest in such proposal, whether or not such tender offer, merger or other proposal has been approved by the Company's Board of Directors.

         4. COVENANTS OF INVESTOR. The Investor agrees to use its best efforts to ensure that the rights granted hereunder are effective and that the parties hereto enjoy the benefits thereof. The Investor will not, by any voluntary action, nor will it permit its Affiliates to, avoid or seek to avoid the observance or performance of any of the terms to be performed hereunder by the Investor, but will at all times in good faith assist in the carrying out of all of the provisions of this Agreement. Without limiting the generality of the foregoing, the Investor hereby agrees and covenants that, during the period from the date of this Agreement until the Expiration Date, the Investor will not (i) grant any proxy, power-of-attorney or other authorization in or with respect to the Investor Shares inconsistent with the provisions of Section 2 or (ii) deposit any of the Investor Shares into a voting trust or enter into a voting agreement or arrangement with respect to any of the Investor Shares.


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         5. REPRESENTATIONS AND WARRANTIES OF COMPANY AND INVESTOR.

                  5.1 Investor hereby represents and warrants to the Company as follows:

                           (a) NO INCONSISTENT PROXIES, VOTING TRUSTS, ETC.
Investor has not (i) entered into any agreement with respect to the Investor Shares which would be covered by Section 2 if entered into after the date hereof, (ii) granted any proxy, power-of-attorney or other authorization in or with respect to the Investor Shares or (iii) deposited any of the Investor Shares into a voting trust or entered into a voting agreement or arrangement with respect to any of the Investor Shares.

                           (b) POWER; BINDING AGREEMENT. Investor has the
corporate power and authority to enter into and perform all of its obligations hereunder, including, without limitation, the power and authority to vote the Investor Shares in accordance with Section 2 hereof. The execution, delivery and performance of this Agreement by Investor will not violate any other agreement to which Investor is a party including, without limitation, any voting agreement, proxy arrangement, pledge agreement, stockholders agreement, voting trust or trust agreement. This Agreement has been duly and validly executed and delivered by Investor, and constitutes a valid and binding agreement of Investor, enforceable against the Investor in accordance with its terms, except that (A) such enforcement may be subject to applicable bankruptcy, insolvency, moratorium, or other similar laws, now or hereafter in effect, affecting creditors' rights generally and (B) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which Investor is a trustee whose consent is required for the execution and delivery of this Agreement or the compliance by Investor with the terms hereof, other than such consents as have been obtained.

                           (c) NO CONFLICTS. None of the execution and delivery
of this Agreement by Investor, the consummation by Investor of the transactions contemplated hereby or compliance by Investor with any of the provisions hereof shall (A) conflict with, or result in any breach of, any organizational documents applicable to Investor, (B) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which Investor is a party or by which Investor or any of the Investor Shares may be bound, or (C) violate any order, writ, injunction, decree, judgment, order, statute, arbitration award, rule or regulation applicable to Investor or any of the Investor Shares, in each case, in a manner that could reasonably be expected to materially hinder or impede Investor's ability to perform their obligations hereunder.

                  5.2 The Company represents and warrants to the Investor as follows:

                           (a) POWER; BINDING AGREEMENT. The Company has the
corporate power and authority to enter into and perform all of its obligations under this Agreement. This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding agreement of the


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Company, enforceable in accordance with its terms, except that (A) such enforcement may be subject to applicable bankruptcy, insolvency, moratorium, or other similar laws, now or hereafter in effect, affecting creditors' rights generally and (B) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

         6. SPECIFIC ENFORCEMENT. Each party hereto agrees that its obligations hereunder are necessary and reasonable in order to protect the other parties to this Agreement, and each party expressly agrees and understands that monetary damages would inadequately compensate an injured party for the breach of this Agreement by any party, that this Agreement shall be specifically enforceable, and that, in addition to any other remedies that may be available at law, in equity or otherwise, any breach or threatened breach of this Agreement shall be the proper subject of a temporary or permanent injunction or restraining order, without the necessity of proving actual damages. Further, each party hereto waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach.

         7. TERMINATION. This Agreement and the covenants, representations, warranties, and agreements contained herein shall terminate upon the earlier of the mutual agreement of the parties or the Expiration Date. Upon any termination of this Agreement, this Agreement shall thereupon become void and of no further force and effect, and there shall be no liability in respect of this Agreement on the part of any party hereto or any of its directors, officers, partners, stockholders, employees, agents, advisors, representatives or Affiliates; provided, however, that nothing contained herein shall relieve any party from any liability for such party's willful breach of this Agreement prior to termination.

         8. AMENDMENTS AND WAIVERS. Any term hereof may be amended and the observance of any term hereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of each of the parties hereto. The parties agree that the Investor may add one or more entities to SCHEDULE A upon written notice as provided below and failure of the Company to object within 24 hours (falling only on business days) following delivery of such notice to the Company, with such objection to not be unreasonably given. Such notice shall be given with sufficient detail to identify the entity being added to SCHEDULE A (and its fund manager if not internally managed) and, notwithstanding Section 14 hereof, such notice shall be given via email to the Chief Financial Officer of the Company, Bruce Pompan (BP@CAPPELLOCORP.COM) and Rob Deutschman (RD@CAPPELLOCORP.COM), with telephone confirmation to the Chief Financial Officer of the Company upon sending of such notice.

         9. STOCK SPLITS, STOCK DIVIDENDS, ETC. In the event of any issuance of shares of the Company's voting securities hereafter to any of the parties hereto (including, without limitation, in connection with any stock split, stock dividend, recapitalization, capital reorganization, or the like), such shares shall become subject to this Agreement and shall be endorsed with the legend(s) appearing on the original certificate.

         10. SUCCESSORS AND ASSIGNS. The provisions of this Agreement shall be binding upon any transferee, successor in interest, heir or assignee of the Investor or any of the Investor Shares, except for transfers of Investor Shares in open market transactions, including sales pursuant to an effective registration statement or Rule 144, to a non-Affiliate of the Investor.


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         11. GOVERNING LAW; VENUE. This Agreement is to be construed in accordance with and governed by the internal laws of the State of Delaware without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of Delaware to the rights and duties of the parties. All disputes and controversies arising out of or in connection with this Agreement shall be resolved exclusively by the state and federal courts located in the State of Delaware, and each party hereto agrees to submit to the jurisdiction of said courts and agrees that venue shall lie exclusively with such courts.

         12. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         13. TITLES AND SUBTITLES. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

         14. NOTICES. Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be conclusively deemed to have been duly given (a) when hand delivered to the other party against written receipt therefor; (b) three business days after deposit in the U.S. mail with first class or certified mail receipt requested postage prepaid and addressed to the other party at the address set forth below; or (c) the next business day after deposit with a national overnight delivery service, postage prepaid, addressed to the parties as set forth below with next business day delivery guaranteed, provided that the sending party receives a confirmation of delivery from the delivery service provider. A party may change or supplement the addresses given above, or designate additional addresses, for purposes of this Section 14 by giving the other party written notice of the new address in the manner set forth above.

         15. EXPENSES. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney's fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled as shall be determined by a court of competent jurisdiction.

         16. SEVERABILITY. The parties hereto agree that each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law. If any provision of this Agreement shall nevertheless be held to be prohibited by or invalid under applicable law, (a) such provision shall be effective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement, and (b) the parties shall, to the extent permissible by applicable law, amend this Agreement, or enter into a voting trust agreement under which the Investor Shares shall be transferred to the voting trust created thereby, so as to make effective and enforceable the intent of this Agreement.


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         17. ENTIRE AGREEMENT. This Agreement and the documents referred to herein constitute the entire agreement among the parties with respect to the subject matter hereof and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein or therein.



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         IN WITNESS WHEREOF, the parties hereto have executed this Resale and
Voting Agreement as of the date first above written.

                                   COMPANY:

                                   GENIUS PRODUCTS, INC.


                                   By:  /S/ TREVOR DRINKWATER
                                        ---------------------------------------
                                   Name:  Trevor Drinkwater, President
                                   Address: 740 Lomas Santa Fe, Suite 210
                                            Solana Beach, CA 92075


                                   INVESTOR:

                                   AMERICAN VANTAGE COMPANIES


                                   By:  /S/ RONALD J. TASSINARI
                                        ---------------------------------------
                                   Name: Ronald J. Tassinari, President
                                   Address: 4735 South Durango Drive, Suite 105
                                            Las Vegas, Nevada  89147



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